EXHIBIT 4.9

         THIS FIFTH SUPPLEMENTAL INDENTURE, dated as of September 17, 2004, by and among the parties listed on Schedule A hereto (each an "Additional Guarantor" and collectively, the "Additional Guarantors") and J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as successor to BANK ONE TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (the "Trustee").

                                    RECITALS

         WHEREAS, the Indenture dated as of November 22, 2002 (the "Original Indenture") by and among Toll Brothers Finance Corp., Toll Brothers, Inc. as Guarantor, the other Guarantors identified therein and the Trustee prior to this date has been supplemented by: (i) the Authorizing Resolutions, related to the issuance of $300,000,000 aggregate principal amount of 6.875% Senior Notes due 2012 (the "6.875% Senior Notes") by Toll Brothers Finance Corp. (the "Issuer") and the issuance of related guarantees by Toll Brothers, Inc. (the "Company") and the other Guarantors, attached as Exhibit A to the Joint Action of the Persons Authorized to Act on Behalf of Each of Toll Brothers Finance Corp., Toll Brothers, Inc. and Each of the Entities listed on Schedule I thereto dated as of November 22, 2002; (ii) the First Supplemental Indenture dated May 1, 2003 (the "First Supplemental Indenture"), by and among the parties listed on Schedule A thereto (who, pursuant to such First Supplemental Indenture, thereby became Guarantors) and the Trustee; (iii) the Authorizing Resolutions related to the issuance of $250,000,000 aggregate principal amount of 5.95% Senior Notes due 2013 (the "5.95% Senior Notes") by the Issuer and the issuance of related guarantees by the Company and the other Guarantors, attached as Exhibit A to the Joint Action of the Persons Authorized to Act on Behalf of Each of Toll Brothers Finance Corp., Toll Brothers, Inc. and Each of the Entities listed on Schedule I thereto dated as of September 3, 2003; (iv) the Second Supplemental Indenture dated November 3, 2003 (the "Second Supplemental Indenture"), by and among the parties listed on Schedule A thereto (who, pursuant to such Second Supplemental Indenture, thereby became Guarantors) and the Trustee; (v) the Third Supplemental Indenture dated January 26, 2004 (the "Third Supplemental Indenture"), by and among the parties listed on Schedule A thereto (who, pursuant to such Third Supplemental Indenture, thereby became Guarantors) and the Trustee; (vi) the Fourth Supplemental Indenture dated March 1, 2004 (the "Fourth Supplemental Indenture"), by and among the parties listed on Schedule A thereto (who, pursuant to such Fourth Supplemental Indenture, thereby became Guarantors) and the Trustee; and (vii) the Authorizing Resolutions related to the issuance of $300,000,000 aggregate principal amount of 4.95% Senior Notes due 2014 (the "4.95% Senior Notes") by the Issuer and the issuance of related guarantees by the Company and the other Guarantors attached as Exhibit A to the Joint Action of the Persons Authorized to Act on Behalf of Each of Toll Brothers Finance Corp., Toll Brothers, Inc. and Each of the Entities listed on Schedule I thereto dated as of March 9, 2004 (the Original Indenture, as so supplemented by each of the foregoing, and as may be further supplemented (including by this Fifth Supplemental Indenture) and/or amended, is hereinafter referred to as the "Indenture");

         WHEREAS, Section 4.04 of the Indenture provides that if in accordance with the provisions of the Bank Credit Facilities the Company adds, or causes to be added, any Subsidiary that was not a Guarantor at the time of execution of the Original Indenture as a guarantor under the Bank Credit Facilities, such Subsidiary shall contemporaneously become a Guarantor under the Indenture;

         WHEREAS, desiring to become a Guarantor under the Indenture, each of the Additional Guarantors is executing and delivering this Fifth Supplemental Indenture; and

         WHEREAS, the consent of Holders to the execution and delivery of this Fifth Supplemental Indenture is not required, and all other actions required to be taken under the Indenture with respect to this Fifth Supplemental Indenture have been taken.

         NOW, THEREFORE IT IS AGREED:

         SECTION 1. DEFINITIONS. Capitalized terms used in this Fifth Supplemental Indenture and not otherwise defined shall have the meanings ascribed to them in the Indenture.

         SECTION 2. JOINDER. Each Additional Guarantor agrees that by its entering into this Fifth Supplemental Indenture it hereby unconditionally guarantees all of the Issuer's obligations under (i) the 6.875% Senior Notes,
(ii) the 5.95% Senior Notes, (iii) the 4.95% Senior Notes, (iv) any other Securities of any Series that has the benefit of Guarantees of other Subsidiaries of the Company and (v) the Indenture (as it relates to all such Series) on the terms set forth in the Indenture, as if each such Additional Guarantor was a party to the Original Indenture.

         SECTION 3. RATIFICATION OF INDENTURE. This Fifth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture, and as supplemented and modified hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this Fifth Supplemental Indenture shall be read, taken and construed as one and the same instrument.

         SECTION 4. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

         SECTION 5. SUCCESSORS AND ASSIGNS. All covenants and agreements in this Fifth Supplemental Indenture by each Additional Guarantor shall bind each such Additional Guarantor's successors and assigns, whether so expressed or not.

         SECTION 6. SEPARABILITY CLAUSE. In case any one or more of the provisions contained in this Fifth Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         SECTION 7. GOVERNING LAW. This Fifth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Fifth Supplemental Indenture is subject to the provisions of the TIA that are required to be part of this Fifth Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

         SECTION 8. COUNTERPARTS. This Fifth Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

         SECTION 9. ROLE OF TRUSTEE. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Fifth Supplemental Indenture.

         IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the date first above written.



                                        THE ADDITIONAL GUARANTORS NAMED
                                        ON SCHEDULE A HERETO,
                                        as Guarantors


                                        By: Joseph R. Sicree
                                            ---------------------------
                                            Name: Joseph R. Sicree
                                            Title: Designated Officer


J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee


By: Nan L. Packard
    Name: Nan L. Packard
    Title: Assistant Vice President

                                   SCHEDULE A
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Toll IL WSB, L.P.
Toll FL IV Limited Partnership
Toll MI IV Limited Partnership
Toll TX III, L.P.

700 Gove Street Urban Renewal, LLC
CWG Construction Company LLC
Longmeadow Properties LLC
Phillips Drive LLC
Millbrook Investments I LLC
Millbrook Investments II LLC
Toll DE X II, LLC